EXHIBIT 10.16
SIRIUSPOINT LTD.
SECOND AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY
    Purpose and Objective
The Compensation Committee of the Board of Directors (the “Board”) of SiriusPoint Ltd. (the “Company”) has adopted this Second Amended and Restated Director Compensation Policy applicable to its independent directors, effective as of November 7, 2023 (the “Policy”). This Policy supersedes the prior Amended and Restated Director Compensation Policy, dated June 11, 2023.
This Policy has been developed to compensate certain independent directors of the Company for their time, commitment and contributions to the Board and to the boards of any subsidiaries of the Company on which they serve. This Policy shall apply to independent directors of the Company who are not employees of the Company or any of its subsidiaries, and who do not have any material financial relationship with the Company, either directly or as part of an organization that has a material financial relationship with the Company, which shall include, but not be limited to, (x) Third Point LLC, Daniel S. Loeb or any related entities and (y) CM Bermuda Limited, CMIG International Holding Pte. Ltd. or any related entities. Each independent director meeting these qualifications is referred to below as an “Independent Director”.
2.    Director Compensation
Director Compensation1.
(a)Cash Compensation. Each Independent Director shall be paid a cash retainer of a total of $137,500 per year. In addition to such cash retainer, certain premium payments shall be made in cash for the following additional duties:
•Lead Independent Director - $50,000;
•Chair, Audit Committee Chair - $35,000;
•Chair, Risk Committee - $35,000;
•Chair, Investment Committee - $35,000;
•Chair, Compensation Committee – $25,000;
•Chair, Governance and Nominating Committee -$25,000; and
•Non Executive Chair $100,000.
(i)Cash retainers and premium payments will be payable quarterly in arrears on or about March 31st, June 30th, September 30th and December 31st respectively, for each fiscal year of service on the Board.
(ii)Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such year. Board members will also be entitled to receive reimbursement for reasonable expenses that are incurred in connection with their functions as a director of the Company as outlined in the Board of Directors’ Travel & Expense Reimbursement Policy dated November 7, 2023.
(b) Equity-based Compensation.
(i) To compensate each Independent Director for their annual term of service, each Independent Director shall also receive an annual grant of $137,500 worth of restricted shares of the Company, calculated based on the fair market value of a common share of the Company, par value US $0.10 per share (a “Common Share”), on the date on which such restricted shares are granted (the “Annual Grant”). Each Annual Grant shall typically be made on or around the date of the annual meeting of shareholders and shall vest on the date of the next annual meeting of shareholders following the Annual Grant, subject to the Independent Director’s continued service on the Board through such vesting date.  For Independent Directors that join the Board after the date of the Annual Grant but within the same calendar year as the Annual Grant, they shall receive a restricted share grant equal to 50% of the Annual Grant for such year, calculated based on the fair market value of a Common Share on the date on which such restricted shares are granted to such new Independent Director, and such pro-rated Annual Grant shall vest on the date of the next annual meeting of shareholders, subject to the Independent Director’s continued service on the Board through such vesting date.   Independent Directors that join the Board on or after January 1st of an applicable year and prior to the date of the Annual Grant shall not be entitled to a pro-rated award for such prior year previous period of service.  The Annual Grants will be granted under, and subject to the terms and conditions of, the SiriusPoint Ltd. 2023 Omnibus Incentive Plan or successor thereto (the “Plan”) and applicable award agreement
1 Under the terms of the Plan (as defined herein), cash and equity compensation paid or granted to the Independent Directors is capped at $1.0 million per Independent Director per year.

EXHIBIT 10.16
entered into between the Company and the Independent Director, including, without limitation, the vesting and forfeiture provisions contained therein.
(ii) Should an Independent Director serve out a full term pursuant to the Company’s Bye-laws and either: (1) not stand for reelection, or (2) resign from the board, their Annual Grant vesting shall not be forfeited or accelerated but shall vest in the normal course, on or around the date of the next annual meeting of shareholders. Notwithstanding the foregoing, upon a board member's termination due to death or disability such members' Annual Grant shall be deemed vested following the date of the board member's death or the effective date of the board member's termination due to disability. If a board member’s service to the Company is terminated for any reason other than death or disability the Annual Grant shall be immediately forfeited and canceled effective as of the effective date of the board member’s termination.
3.     Policy Approval
This policy may be amended, revised, or terminated by the Board at any time and from time to time. Any interpretive questions over the application of this policy shall be conclusively resolved by the Compensation Committee, the determination of which shall be final, binding, and conclusive.

Adopted on November 7, 2023.